Exhibit 99.1

From:   Jack Powell - (media)
             414.221.4444
             jack.powell@we-energies.com

            Colleen Henderson (investors)
            414.221.2592
            colleen.henderson@we-energies.com

March 2, 2004

Wisconsin Energy to begin common stock share repurchases

MILWAUKEE -- Wisconsin Energy Corp. (NYSE: WEC) today announced that it will begin repurchasing up to $50 million of its shares in the open market under the share repurchase program previously authorized by the company's board of directors. The repurchase program would reduce the company's outstanding shares by approximately 1.5 million, based on the market price at the close of trading on March 1, 2004.

The share repurchases will begin immediately and will occur from time to time. Pending the receipt of funds from the sale of the company's manufacturing business to Pentair, Inc., the company will support the repurchase program with short-term debt and cash on hand. The sale of the manufacturing business is expected to close in the second or third quarter of 2004.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary, Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and $10 billion in assets.

Forward-Looking Statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with non-utility diversification; regulatory decisions; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; factors which impede execution of the sale of the manufacturing business; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended December 31, 2003, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission.

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